Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Carrizo Oil & Gas, Inc. of our reports dated March 12, 2009 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Carrizo Oil & Gas, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Pannell Kerr Forster of Texas, P.C.
Pannell Kerr Forster of Texas, P.C.

Houston, Texas

May 13, 2009